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                          CERTIFICATE OF INCORPORATION

                                       of

                              O.W.D., INCORPORATED

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

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     THE UNDERSIGNED, being of the age of twenty-one (21) years or over, under
Section 402 of the New York Business Corporation Law, does hereby set forth:

     1.   The name of the corporation is: O.W.D. INCORPORATED.

     2. The purpose or purposes for which it is formed are: To manufacture for sale or to purchase for sale and to sell at wholesale or retail all types of woodenware products including but not restricted to spoons, forks, ice cream sticks, tongue depressors, applicators, surgical supplies, coffee stirrers, toothpicks, clothespins and meat skewers. To manufacture for sale or to purchase for sale all types of paper products including but not restricted to cups, tissues, napkins, plates, containers and boxes. To manufacture for sale or to purchase for sale at wholesale or retail plastic merchandise including but not restricted to spoons, forks, knives, cups, bowls and plates. To manufacture for sale or to purchase for sale at wholesale or retail each and every sort of item in any ways related to the woodenware, plastic or paper business. To acquire or dispose of by lease or purchase all real estate and equipment necessary to carry out the above objectives.

     The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the enumeration herein of said specific objects and powers shall not be held to limit or restrict in any manner the general and implied powers of this corporation.
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     3.   The office of the corporation is to be located in the incorporated
Village of Tupper Lake, County of Franklin and State of New York.

     4. The aggregate number of shares which the corporation shall have the authority to issue is One thousand (1,000) shares of the par value of One hundred dollars ($100.00) each for a total capital stock of One hundred thousand dollars ($100,000.00) which shares are to be divided into the following classes:
Two hundred fifty (250) shares with a par value of One hundred dollar ($100.00) each shall be preferred stock and seven hundred fifty (750) shares with a par value of One hundred dollars ($100.00) each, shall be common stock.

     5. The designation of each class and the relative rights, preferences and limitations of the shares of each class are as follows: The holders of the preferred stock shall be entitled to have declared and set apart for their benefit, annually out of surplus profits, a cumulative dividend of six percent per annum from the date of issue of their shares, before any dividend shall be declared on the common stock, but the holders of the preferred stock shall not be entitled to any other or further participation in profits; and upon liquidation of the affairs of the corporation and distribution of its assets, either by dissolution or otherwise, the holders of the preferred stock shall be entitled to receive payment in full of the par value of their shares, with accumulated dividends, before any payment shall be made on account of the common stock. Preferred stock shall not confer upon the holders thereof any right or privilege of voting for the election of directors, or upon the adoption, amendment or repeal of by-laws. The holders of the common shares have voting rights on the basis of one (1) vote for each share of stock held by them. The holders of the common stock are entitled to receive in each year all surplus net profits to the extent of the dividends which may be declared by the Board of Directors on the common
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stock after the payment of any dividends or accumulated dividends at the rates above provided on the issue of the preferred stock.

     6. The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is 34 Park Street, Tupper Lake, New York.

     7. The duration of the corporation shall be perpetual.

Dated:   August 25, 1964                   /s/ Robert J. Sullivan
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                                           Robert J. Sullivan
                                           Address: (no number)
                                           Racquette River Drive
                                           Tupper Lake, New York

STATE OF NEW YORK  )
                      ss.:
COUNTY OF FRANKLIN )

     On this 25th day of August, 1964 before me, the subscriber, personally appeared ROGER J. SULLIVAN to me personally known and known to me to be the same person described in and who executed the within Certificate of Incorporation and he duly acknowledged to me that he executed the same

                                              /s/
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